UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AFC GAMMA, INC.

(Name of Registrant as Specified In Its Charter)

Not applicable

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 23, 2024
10:00 a.m. Eastern Time

How to ATTEND:	The 2024 Annual Meeting of Shareholders of AFC Gamma, Inc. (the “Annual Meeting”) will be held virtually on Thursday, May 23, 2024, at 10:00 a.m. Eastern Time. In order to attend the Annual Meeting via live audio webcast, please visit: www.virtualshareholdermeeting.com/AFCG2024 and enter the control number on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as applicable, you previously received. You will not be able to attend the Annual Meeting in person.

Items of Business:

(1) Elect the two directors named in the accompanying Proxy Statement to serve until the Company’s 2027 annual meeting of shareholders and until their respective successors are duly elected and qualified;

(2) Ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and

(3) Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Who May Vote:	Shareholders of record at the close of business on March 26, 2024.

Your vote is important to us. Whether or not you intend to attend the virtual meeting, please vote using the Internet, by telephone or by mail, in each case, by following the instructions in our Proxy Statement. Shareholders who execute a proxy may nevertheless attend the virtual meeting and vote their shares during the virtual meeting.

By Order of the Board of Directors,

Leonard M. Tannenbaum
April 9, 2024	Executive Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials:

This Proxy Statement and our 2023 Annual Report are available on the Internet at www.proxyvote.com

These materials are also available on our website at https://investors.afcgamma.com.

The other information on our corporate website does not constitute part of this Proxy Statement.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	1

2	2024 PROXY STATEMENT | AFC GAMMA, INC.

525 Okeechobee Blvd., Suite 1650

West Palm Beach, FL, 33401

PROXY SUMMARY

2024 Annual Meeting of Shareholders

To Be Held Thursday, May 23, 2024

AFC Gamma, Inc.’s Board of Directors is soliciting your proxy for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually on Thursday, May 23, 2024, at 10:00 a.m. Eastern Time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. This Proxy Statement and our Annual Report for the year ended December 31, 2023 (the “2023 Annual Report”) are first being made available to shareholders on or about April 9, 2024.

We will be hosting the Annual Meeting via live audio webcast. Shareholders will be able to virtually attend the Annual Meeting via the internet by accessing www.virtualshareholdermeeting.com/AFCG2024 and entering the control number on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials they previously received, as applicable.

Unless the context otherwise requires, references in this Proxy Statement to “AFC Gamma,” “Company,” “we,” “our,” “us,” and similar terms refer to AFC Gamma, Inc., a Maryland corporation. This proxy summary highlights information contained elsewhere in this Proxy Statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

MEETING INFORMATION

2024 Annual Meeting of Shareholders

TIME AND DATE	PLACE	RECORD DATE

10:00 a.m. Eastern Time on Thursday, May 23, 2024	The Annual Meeting will be hosted via live audio webcast on the Internet at www.virtualshareholdermeeting.com/AFCG2024.	March 26, 2024

AFC GAMMA, INC. | 2024 PROXY STATEMENT	3

Voting

Shareholders as of the close of business on the record date are entitled to vote. If you are a beneficial owner who owns shares of our common stock, par value $0.01 per share (“Common Stock”), registered in the name of a broker, bank or other nominee, please follow the instructions they provide on how to vote your shares. Shareholders of record may vote as follows:

Vote by telephone by calling 1-800-690-6903.	Vote by Internet at www.proxyvote.com	Complete and return each proxy card received in the prepaid envelope.

Vote during the meeting via the Internet at www.virtualshareholdermeeting.com/AFCG2024.

Voting Matters

PROPOSALS		BOARD RECOMMENDATION

1	Election of Directors	FOR ALL director nominees
2	Ratification of the Appointment of CohnReznick LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2024	FOR

4	2024 PROXY STATEMENT | AFC GAMMA, INC.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors (“Board” or “Board of Directors”) is currently comprised of seven directors. Under our Articles of Incorporation (the “Articles of Incorporation”), our Board of Directors is divided into three classes, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of shareholders as follows:

●	the Class I directors are Leonard Tannenbaum and Thomas Harrison, and their terms will expire at the Annual Meeting;

●	the Class II directors are Jodi Hanson Bond and Robert Levy and their terms will expire at the 2025 annual meeting of shareholders; and

●	the Class III directors are James Fagan and Alexander Frank and Marnie Sudnow, and their terms will expire at the 2026 annual meeting of shareholders.

Upon the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board has nominated each of Leonard Tannenbaum and Thomas Harrison for election to our Board of Directors as Class I directors to serve until the 2027 annual meeting of shareholders and until their respective successors are duly elected and qualified. Proxies may only be voted for the two Class I directors nominated for election at the Annual Meeting.

Each of the director nominees has consented to being named in this Proxy Statement and to serving as a director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxy holders will vote the proxies received by them for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Our Directors

Set forth below is biographical information about each of our director nominees and our continuing directors. The primary experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion of the Nominating and Corporate Governance Committee and the Board of Directors that such nominee should serve as a member of the Board of Directors are also described below.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	5

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Election as Class I Directors at the Annual Meeting

Leonard M. Tannenbaum
Class I Age: 52 Director Since: 2020	Mr. Tannenbaum has served as our Executive Chairman and Chief Investment Officer since November 2023, prior to which he served as Chief Executive Officer and Chairman and a director from July 2020. Since February 2024, Mr. Tannenbaum has served as the sole director and Chief Investment Officer of Sunrise Realty Trust Inc., (“SUNS”), our wholly-owned subsidiary. Mr. Tannenbaum is responsible for our overall management and, in his capacity as a principal of the Manager, leads the Investment Committee, which is responsible for overseeing investment processes including origination, credit underwriting, risk analysis and loan approvals. Mr. Tannenbaum has extensive leadership experience, including his experience as the founder of Fifth Street Asset Management, Inc., a credit asset manager with a nationwide platform (“FSAM”), and its Chief Executive Officer from its inception in 1998 until October 2017 when substantially all of its assets were sold to Oaktree Capital Management (“Oaktree”). Prior to such sale to Oaktree, FSAM had a core focus on disciplined credit investing across multiple economic cycles, and issued billions of dollars in public equity, private capital and public debt securities. FSAM made flexible investments across capital structures to growing middle market companies, primarily in conjunction with private equity sponsors. It managed approximately $5 billion of assets across multiple private investment vehicles and two publicly-traded business development companies. Subsequent to the sale to Oaktree in 2017, Mr. Tannenbaum founded the Tannenbaum family office and certain related entities, which are our affiliates, that are focused on allocating capital across various strategies including credit, equities and real estate. Mr. Tannenbaum graduated from The Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Subsequent to his undergraduate degree from the University of Pennsylvania, he received an MBA in Finance from The Wharton School as part of the submatriculation program. He is also a holder of the Chartered Financial Analyst designation and is a member of The Wharton Graduate Executive Board.

KEY ATTRIBUTES
Mr. Tannenbaum brings extensive financing industry and leadership experience to our Board. He provides our Board with critical understanding of our business and execution of our strategic plans. He is the Founder, and a substantial shareholder, of AFC Gamma.

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THOMAS L. HARRISON
Class I Independent Age: 76 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE
Since April 2019, Mr. Harrison has served as a Senior Operating Partner at Merida Capital Holdings, a private equity firm investing across the cannabis ecosystem. In addition, Mr. Harrison brings 30 years of experience in marketing, communications and brand positioning. He formerly founded Harrison & Star Business Group in October 1987, a healthcare marketing and communications agency that was acquired by Omnicom Group Inc. (“Omnicom”) in 1992. He is Chairman Emeritus of Diversified Agency Services, a division of Omnicom and one of the world’s largest holding groups of marketing services companies. He was appointed President of the division in April 1997. He is currently a board member for MainStem, the leading purchasing platform in the state-regulated cannabis industry, as well as for EighthICON Holdings, a cannabis firm owning the Cheech & Chong cannabis brand, and one of our borrowers, Private Company A. Mr. Harrison was appointed to the board of Madison Logic in June 2016, a business-to-business account-based management marketing company and on the board of ACTV8me, an advertising attribution technology company, in 2020. Mr. Harrison was on the Board and acted as lead director for Fifth Street, a credit asset manager with a nationwide platform. In addition, he was previously the Chairman of the Corporate Governance and Nominating Committee for Zynerba Pharmaceuticals Inc., a leader in pharmaceutically-produced cannabinoid therapies from January 2015 to May 2019. He is a board director for the Montefiore Health System.

KEY ATTRIBUTES

Mr. Harrison brings to our Board an important combination of leadership, marketing, cannabis industry, healthcare and financial expertise. His experiences at large corporations and his current board service make him instrumental in helping our Board implement our business and financial strategy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	7

PROPOSAL 1 - ELECTION OF DIRECTORS

All Other Continuing Directors

JODI HANSON BOND
Class II Independent Age: 53 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE
Since March 2020, Ms. Bond has served as the Chief Executive Officer of Quantum Wave Strategies, LLC and, since August 2020, as the President of DevryBV Sustainable Strategies. From October 2017 to September 2019, Ms. Bond was the Executive Vice President and Head of Government and Industry Relations at Chubb Limited. Previously, Ms. Bond served as an Independent Director at Fifth Street Asset Management from March 2017 to June 2021. From October 2011 to October 2017, Ms. Bond was the Senior Vice President, International at the U.S. Chamber of Commerce and the President and a member of the Board of Directors for several U.S. Chamber of Commerce subsidiaries, including U.S.-Colombia Business Council, Association of American Chambers of Commerce of Latin America and the Caribbean, Brazil-U.S. Business Council, U.S.-Argentina Business Council, and U.S.-Cuba Business Council. Ms. Bond is also a member of the National Association of Corporate Directors and the Economic Club of Washington. Ms. Bond received her M.A. in Government from John Hopkins University and her B.A. in Politics from Whitman College.

KEY ATTRIBUTES

Ms. Bond’s experience as a global business practitioner and her executive leadership positioning for corporate advancement and business strategy development across various countries bring meaningful insight to our Board.

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ROBERT LEVY
Class II Independent Age: 58 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE

Since January 2018, Mr. Levy has been a Managing Member at LBX Investments, a diversified commercial real estate investment firm. Prior to launching LBX Investments, Mr. Levy co-founded Big V Capital (“BVC”) in March of 2016, where he oversaw and underwrote the partnership’s 11 southeastern U.S. shopping center acquisitions and managed all debt and equity capital raising activities and asset management efforts. From May 2015 to June 2016, Mr. Levy was the Chief Operating Officer of the Real Estate Group at Benefit Street Partners, a multi-strategy credit manager with over $11.0 billion in assets under management. Prior to Benefit Street Partners, Mr. Levy held various leadership positions including Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and a member of the Board of Trustees at Centerline Capital Group, a multifamily finance and investment management company with over $13 billion in debt and equity under management. Mr. Levy received his M.B.A. from the Leonard M. Stern School of Business at New York University and his B.A. in Economics from Northwestern University.

KEY ATTRIBUTES
Mr. Levy brings extensive real estate industry knowledge and critical management experience in capital raising within the finance industry to our Board.
JAMES FAGAN
Class III Independent Age: 65 Director Since: 2023	POSITION AND BUSINESS EXPERIENCE
Mr. Fagan began serving as a director in June 2023. Mr. Fagan has 40 years of commercial real estate experience having worked and held senior positions with both CBRE Group, Inc. and Cushman & Wakefield, Inc. His responsibilities have included supervising different offices for both CBRE & C&W in the New York metropolitan region, including Connecticut, Long Island, New Jersey and Manhattan. Mr. Fagan has acted as a broker on hundreds of millions dollars’ worth of transactions in both leasing and capital markets arenas. Mr. Fagan also has been a leader in implementing acquisitions and strategic initiatives undertaken by both CBRE and C&W. He is a graduate of the University of Connecticut.

KEY ATTRIBUTES
Mr. Fagan brings to our Board extensive commercial real estate industry knowledge and valuable experience with the finance industry.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	9

ALEXANDER C. FRANK
Class III Independent Age: 66 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE
Mr. Frank has more than 30 years’ experience in financial and operational infrastructure. He previously worked at Fifth Street Asset Management, which he joined in September 2011 and during his tenure through September 2017, he held various positions and was responsible for the operations of the company during his tenure from 2011 to 2017. Since retiring in September 2017, Mr. Frank has served as a board member at Fifth Street. He was the Chief Operating Officer and Chief Financial Officer of Fifth Street from the time of its initial public offering in 2014 to its sale to Oaktree in 2017. From September 2008 to March 2011, he served as a Managing Director and Chief Financial Officer of Chilton Investment Company LLC, a global investment management firm. Prior to that, Mr. Frank spent over 22 years at Morgan Stanley, having served as global head of institutional operations, global corporate controller and chief financial officer of U.S. broker/dealer operations and global treasurer. In his roles, he oversaw various securities infrastructure services, creating efficiencies throughout the organization, and managed all aspects of the internal and external financial control and reporting functions. Mr. Frank began his career in audit and tax accounting at Arthur Andersen LLP before joining Morgan Stanley in 1985. He received an M.B.A. from the University of Michigan and a B.A. from Dartmouth College.

KEY ATTRIBUTES

Mr. Frank brings to our Board a deep knowledge of financial management. He provides our Board with key insights to the financial markets, capital raising activities, and the management of a large, complex business.

MARNIE SUDNOW
Class III Independent Age: 56 Director Since: 2022	POSITION AND BUSINESS EXPERIENCE
Ms. Sudnow was appointed to the Board in January 2022. Ms. Sudnow has over 25 years’ experience in management consulting. Ms. Sudnow has served as the Senior Vice President of Client Success for Stylitics, a data-driven omnichannel consulting firm to global retailers since June 2022. Previously, Ms. Sudnow served in various roles, most recently as the Senior Vice President of Strategic Accounts, North America, for Mediaocean, an advertising services and software company, from October 2010 to June 2020. Today, Ms. Sudnow is an Executive Coach working with senior leaders to maximize performance and engage hybrid teams to drive business results. Ms. Sudnow received her B.A. in Business Administration, Finance and Marketing from the University of Delaware. Ms. Sudnow is a founding member of CHIEF, a private network for executive women, and a member of The Female Quotient.

KEY ATTRIBUTES

Ms. Sudnow brings to our Board valuable management experience and strategic planning in dynamic, data-driven environments, especially in retail industries-her knowledge of which provides valuable insight to the discussions of our Board.

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Corporate Governance

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our shareholders. Our Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, our Board composition, responsibilities of directors, director compensation, director orientation and continuing education, succession planning and the Board’s annual performance evaluation. A current copy of our Corporate Governance Guidelines is available under “Corporate Governance” on our website at https://investors.afcgamma.com.

Director Independence

Under the rules of the Nasdaq Stock Market (“Nasdaq”) and our Corporate Governance Guidelines, independent directors must comprise a majority of our Board of Directors. Under Nasdaq rules, a director will only qualify as an “independent director” if our Board of Directors affirmatively determines that the director, in the opinion of our Board of Directors, does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board reviews any relationship that each of our directors has with us, either directly or indirectly, that could interfere with exercising independent judgment in carrying out a director’s responsibilities. Our Board has affirmatively determined that each of Messrs. Harrison, Frank, Fagan and Levy, and Mses. Bond and Sudnow is “independent” as that term is defined under the rules of Nasdaq. Mr. Tannenbaum is not an independent director as a result of his position as our Chief Investment Officer. Jonathan Kalikow, who served on our Board until his resignation in September 2023, did not qualify as an independent director as a result of his position as our Head of Real Estate during the period of his service on our Board.

Board Leadership Structure

We do not have a policy as to whether the chairperson of our Board should be an independent director and we believe that our flexibility to select our chairman and reorganize our leadership structure from time to time is in the best interests of us and our shareholders. Presently, Mr. Tannenbaum, our Chief Investment Officer, serves as the Executive Chairman of the Board. We believe that we are best served through our existing leadership structure with Mr. Tannenbaum serving as Executive Chairman of our Board combined with Mr. Harrison serving as lead independent director. We believe that Mr. Tannenbaum’s extensive finance industry and leadership experience and critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans qualifies him to serve as the Executive Chairman of the Board, and his relationship with AFC Management, LLC (our “Manager”) provides an effective bridge between our Board and our Manager, thus ensuring an open dialogue between our Board and our Manager and that both groups act with a common purpose.

We believe that the leadership structure of our Board must be evaluated on a case-by-case basis and that our existing Board leadership structure provides sufficient independent oversight over our Manager. In addition, we believe that the current governance structure, when combined with the functioning of the independent director component of our Board and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. However, we re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

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The Board’s Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit and Valuation Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight as discussed below. In addition, our Manager has also established an Investment Committee for us, the members of which consist of employees of our Manager and/or its affiliates, and which currently includes certain affiliates of our Manager and certain of our officers. The Investment Committee works in conjunction with our Board to manage our credit risk through a comprehensive investment review process.

●	Audit and Valuation Committee. Our Audit and Valuation Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit and Valuation Committee also monitors compliance with legal and regulatory requirements and the review and approval of our related party transactions, in addition to oversight of the performance of our internal audit function (to the extent such function is required by applicable rules and regulations). Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement.

●	Compensation Committee. Our Compensation Committee is generally responsible for discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors, overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our management agreement, by and between us and our Manager (the “Management Agreement”), the administration and implementation of our incentive and equity-based compensation plans, including the 2020 Stock Incentive Plan, and the preparation of reports on or relating to executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

●	Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

In addition, our Board and the Audit and Valuation Committee meet regularly with our Manager and consider the feedback our Manager provides concerning the risks related to our enterprise, business, operations and strategies. Our Manager regularly reports to our Board and the Audit and Valuation Committee on our loan portfolio and the risks related thereto, asset impairments, leverage position, affiliate payments (including payments made and expenses reimbursed pursuant to the terms of the Management Agreement), compliance with applicable covenants under the agreements governing our indebtedness, compliance with our qualification as a real estate investment trust (“REIT”) and compliance with our exemption from registration as investment company under the Investment Company Act of 1940, as amended. Members of our Board are routinely in contact with our Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our Board or the Audit and Valuation Committee and the risks associated with such matters.

We believe that the extent of our Board’s (and its committees’) role in risk oversight complements the Board’s leadership structure because it allows our independent directors, through the three fully independent Board committees, executive sessions with the independent auditors, and otherwise, to exercise oversight of risk without any conflict that might discourage critical review.

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We believe that a board of directors’ role in risk oversight must be evaluated on a case by case basis and that our Board’s role in risk oversight is appropriate. However, we re-examine the manner in which our Board administers its oversight function on an ongoing basis to ensure that it continues to meet our needs.

Committees of the Board of Directors

The Board has three standing committees: the Audit and Valuation Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of our standing committees is comprised solely of independent directors. The written charters of these committees are available under “Corporate Governance” on our website at https://investors.afcgamma.com.

	Audit & Valuation	Compensation	Nominating & Corporate Governance
Jodi Hanson Bond
Alexander Frank	Chair		Chair
Thomas Harrison		Chair
Robert Levy
Marnie Sudnow

Committee Member	Financial Expert

Audit and Valuation Committee

Our Audit and Valuation Committee consists of three members, Messrs. Frank, Harrison and Levy, with Mr. Frank serving as Chair of the committee. Our Board has affirmatively determined that each of Mr. Harrison, Mr. Frank and Mr. Levy is independent under Nasdaq rules and also meets the enhanced standards of “independence” established by Nasdaq and the SEC for members of the Audit and Valuation Committee. Our Board has also determined that (i) Mr. Frank and Mr. Levy each qualify as an “audit committee financial expert” under SEC rules and regulations and (ii) each member of the Audit and Valuation Committee is “financially literate” as the term is defined by Nasdaq listing standards.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	13

The Audit and Valuation Committee’s principal functions include oversight related to:

●	the integrity of our financial statements;

●	the qualifications and independence of any independent registered public accounting firm engaged by us;

●	the performance of our internal audit function (to the extent such function is required by applicable rules and regulations) and any independent registered public accounting firm;

●	the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available; and

●	the entry and monitoring of related party transactions.

The Audit and Valuation Committee assists our Board in its management of AFC Gamma. In particular, the Audit and Valuation Committee (i) serves as an independent party to monitor our financial reporting processes and internal control system; (ii) discusses the audit conducted by our independent registered public accounting firm; (iii) provides an open avenue of communication among our independent registered public accounting firm, our management and our Board; and (iv) serves as an independent party to review, approve and monitor our related party transactions.

The responsibilities of the Audit and Valuation Committee include, but are not limited to, (i) the appointment, compensation, retention and oversight of any independent registered public accounting firm engaged by us; (ii) discussing and reviewing guidelines and policies with respect to risk assessment and risk management; (iii) reviewing the adequacy of our internal audit function (to the extent such function is required by applicable rules and regulations); (iv) assisting in performing oversight responsibilities for the internal control systems and disclosure procedures; (v) recommending to our Board whether the financial statements should be included in reports made available to its shareholders; and (vi) meeting periodically with management to discuss any of the above or any identified issues.

Subject to the provisions of our related person transaction policies and procedures, the Audit and Valuation Committee is also responsible for reviewing and approving our related party transactions, including matters related to our Management Agreement. Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement. The Audit and Valuation Committee and our Board must approve any renewal of our Management Agreement. See “Transactions With Related Persons — Policies and Procedures Regarding Related Party Transaction” for additional information.

Compensation Committee

Our Compensation Committee consists of three members, Messrs. Levy and Harrison and Ms. Bond, with Mr. Harrison serving as Chair of the committee. Our Board has affirmatively determined that each of Messrs. Levy and Harrison and Ms. Bond is independent under Nasdaq rules and also meets the enhanced standards of independence established by Nasdaq and the SEC for members of the Compensation Committee. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

The Compensation Committee’s principal functions include:

●	discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors;

14	2024 PROXY STATEMENT | AFC GAMMA, INC.

●	overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our Management Agreement;

●	administering and implementing our incentive and equity-based compensation plans, including the 2020 Stock Incentive Plan; and

●	preparing reports on or relating to executive compensation required by the rules and regulations of the SEC.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of compensation matters and the sole authority to approve the fees and other retention terms of such compensation consultants. The Compensation Committee, with input from its compensation consultant, if any, and our Manager, discusses and considers potential risks that arise from our compensation practices, policies and programs. In November 2022, the Compensation Committee retained Exequity LLP (“Exequity”) as an independent compensation consultant to advise on executive compensation for the 2023 fiscal year. Exequity does not provide any other services to our Board or our Company. Our Compensation Committee has assessed the independence of Exequity pursuant to Nasdaq listing standards and determined that it is independent, and free of conflicts of interest with us or any of our directors or executive officers.

In addition, the Compensation Committee may form and delegate authority to sub-committees or, to the extent permitted under applicable laws, regulations and Nasdaq rules, to any other independent director or committee comprised entirely of independent directors, in each case, to the extent the Compensation Committee deems necessary or appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three members, Mr. Frank and Mses. Bond and Sudnow, with Mr. Frank serving as Chair of the committee. Our Board has affirmatively determined that that each of Mr. Frank and Mses. Bond and Sudnow is independent under Nasdaq rules.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	15

The Nominating and Corporate Governance Committee charter defines the Nominating and Corporate Governance Committee’s principal functions, including:

●	identifying individuals to become members of the Board, consistent with the procedures and selection criteria established by the Nominating and Corporate Governance Committee;

●	periodically reviewing the size and composition of the Board and recommending to the Board such modifications to its size and/or composition as are determined by the Nominating and Corporate Governance Committee to be necessary or desirable;

●	recommending to the Board the director nominees for the next annual meeting of shareholders;

●	recommending to the Board individuals to fill vacant Board positions;

●	recommending to the Board committee appointments and chairpersons;

●	developing and recommending to the Board a set of corporate governance principles, a Code of Business Conduct and Ethics and related corporation policies, practices and procedures;

●	periodically reviewing and recommending to the Board updates to our corporate governance principles, Code of Business Conduct and Ethics and related corporation policies, practices and procedures;

●	monitoring the Company’s compliance with applicable corporate governance requirements; and

●	overseeing an annual evaluation of the Board, its committees and individual directors.

Meetings and Attendance

During 2023, the Board held 12 meetings, the Audit and Valuation Committee held 10 meetings, the Compensation Committee held 2 meetings and the Nominating and Corporate Governance Committee held 2 meetings. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during 2023. In addition, independent directors of our Board of Directors meet in regularly scheduled sessions without management.

It is the Board’s policy that all directors are invited and encouraged to attend the Company’s annual meeting of shareholders, either in person or telephonically. Two of our directors, Messrs. Frank and Harrison, attended our 2023 annual meeting of shareholders.

Succession Planning

The Board works on a periodic basis with the executive officers of the Manager to develop, review, maintain and revise, if necessary, the Company’s succession plan upon the Chief Executive Officer’s retirement, the termination or non-renewal of the Manager under the Management Agreement or in the event of an unexpected occurrence. The Chief Executive Officer’s recommendations regarding his or her successor should he or she be unexpectedly disabled are made available to the Board on a continuing basis.

Annual Self-Evaluation Process

At least annually, the Nominating and Corporate Governance Committee oversees and coordinates a self-assessment of the Board and each committee’s own performance. These self-assessments also take into account other corporate governance principles that may, from time to time, merit consideration by the Board and each committee. The Board conducted its annual self-assessment process in December 2023.

16	2024 PROXY STATEMENT | AFC GAMMA, INC.

The assessment of the Board will generally include a review of any areas in which the Board or management believes the Board can make a better contribution to the governance of the Company, as well as a review of the committee structure and an assessment of the Board’s compliance with the principles set forth in our Corporate Governance Guidelines. The purpose of the review is to improve the performance of the Board as a unit, and not to target the performance of any individual Board member. The Board utilizes the results of this evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board. Each committee of the Board conducts its self-assessment under the oversight of the Nominating and Corporate Governance Committee in accordance with the provisions set forth in its respective charter.

Consideration of Director Candidates

Our Board of Directors and the Nominating and Corporate Governance Committee will consider director candidates recommended for election to the Board of Directors by shareholders in the same manner and using the same criteria as that used for any other director candidate. All recommendations must be directed to the Nominating and Corporate Governance Committee c/o Secretary at 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL, 33401. Recommendations for director nominees to be considered at the 2025 annual meeting of shareholders must be received in writing not later than December 10, 2024, which is 120 days prior to the one-year anniversary of the date this Proxy Statement is first available to shareholders.

Our Board of Directors does not have a formal diversity policy. However, in evaluating a director candidate, the Nominating and Corporate Governance Committee will consider the following criteria, among others the Nominating and Corporate Governance Committee shall deem appropriate: (i) business and professional background, (ii) contribution to the Board’s diversity of experience, profession, expertise, skill and background (including with respect to race and gender); (iii) history of leadership or contributions to other organizations; (iv) functional skill set and expertise; (v) general understanding of marketing, finance, accounting, corporate governance, federal securities and other relevant laws and regulations, and other elements relevant to the success of a publicly-traded company in today’s business environment; (vi) meets high ethical standards; (vii) experience in the cannabis or REIT industries and/or as a member of the board of directors of another publicly-held company; (viii) commitment to devoting the time and effort necessary to be a responsible and productive member of the Board of Directors; and (ix) ability to perpetuate the success of the business and represent stakeholder interests.

Shareholders who wish to nominate a person for election as a director in connection with an annual meeting of shareholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Secretary in the manner described in our Amended and Restated Bylaws (“Bylaws”), and as described further under “Shareholder Proposals and Director Nominations for 2025 Annual Meeting” below.

Outside Directorships

In recent years, some investors and proxy advisors have instituted “bright-line” proxy voting policies on the number of outside public company boards that a director may serve on. Our Board recognizes investors’ concerns that highly sought-after directors could lack the time and attention to adequately perform their duties and responsibilities, and considers each director’s performance and commitment to ensure their continued effectiveness as a director. Our corporate governance guidelines contemplate that no director may simultaneously serve on the boards of directors of more than four other public companies, excluding our portfolio companies, unless our Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve the Company.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	17

Communications with the Board of Directors

Shareholders or other interested parties who wish to contact the Board, the lead independent director, any Board committee, or our independent directors as a group may send written correspondence c/o Board of Directors at 525 Okeechobee Blvd., Suite 1650 West Palm Beach, FL, 33401. The name of any specific intended Board recipients should be clearly noted in the communication. All communications will be received, processed and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to our management team, to the full Board or to an appropriate committee of the Board. In addition, if requested by shareholders, our lead independent director will ensure that he is available, when appropriate, for consultation and direct communication with shareholders.

Policy on Pledging and Hedging of Company Shares

Our insider trading policy provides that insiders, which includes all directors, officers and employees of the Company, are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. In addition, our insider trading policy provides that insiders are prohibited from margining the Company securities in a margin account or pledging Company securities as collateral for a loan.

Code of Business Conduct and Ethics

We have adopted a written code of business ethics that seeks to identify and mitigate conflicts of interest between us and our employees, if any, directors and officers. A current copy of the code is posted under “Corporate Governance” on our website at https://investors.afcgamma.com. To the extent required by rules adopted by the SEC and Nasdaq, we intend to promptly disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website at https://investors.afcgamma.com.

18	2024 PROXY STATEMENT | AFC GAMMA, INC.

Executive Officers of the Company

The table below sets forth certain information regarding our executive officers:

Name	Age	Position
Leonard M. Tannenbaum(1)	52	Executive Chairman and Chief Investment Officer
Daniel Neville(2)	38	Chief Executive Officer
Brandon Hetzel(3)	37	Chief Financial Officer and Treasurer
Robyn Tannenbaum(4)	38	President

(1)	On October 26, 2023, Mr. Tannenbaum resigned as Chief Executive Officer of the Company, effective November 13, 2023. On October 26, 2023, the Company appointed Mr. Tannenbaum to serve as its as Executive Chairman and Chief Investment Officer.

(2)	On November 13, 2023, the Company appointed Mr. Neville to serve as its Chief Executive Officer.

(3)	On March 17, 2023, the Company appointed Mr. Hetzel to serve as its Chief Financial Officer and Treasurer.

(4)	On March 7, 2023, the Company appointed Mrs. Tannenbaum to serve as its President.

See “Proposal 1 — Election of Directors” for information concerning the business experience of Mr. Tannenbaum. Information concerning the business experience of our other executive officers is set forth below.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	19

Daniel Neville	Mr. Neville has served as our Chief Executive Officer since November 2023. Mr. Neville, previously served as AWH’s Chief Financial Officer beginning in August 2020 through November 2023 and, prior to that, served as SVP Finance. In these roles, he was responsible for the AWH’s accounting, finance, M&A, IT and procurement functions. Prior to AWH, Mr. Neville worked at SLS Capital, a special situations hedge fund based in New York. He served as a Managing Director from January 2015 to March 2019 and as an Analyst from April 2010 to January 2015. Previously, he worked as an investment banker at Credit Suisse in the Technology Group, where he worked on M&A and IPO transactions. Mr. Neville earned his Bachelor of Science in Economics from Duke University.
Brandon Hetzel	Mr. Hetzel has served as our Chief Financial Officer and Treasurer since March 2023, prior to which he served as Executive Vice President, Controller (from December 2022) and Controller (from September 2020). Mr. Hetzel has served as the Chief Financial Officer of SUNS since February 2024. Mr. Hetzel has over fourteen years of real estate and financial management experience focused on real estate and REITs, including multi-family properties, hotels, office buildings, malls, strip centers and condominium development. Mr. Hetzel formerly served as VP of Finance for Eld-AD National Properties, LLC, a real estate development and asset management company, from August 2016 to September 2020, and from August 2009 to August 2016, Mr. Hetzel was a manager in the REIT audit practice at PricewaterhouseCoopers. Mr. Hetzel received a Master of Business Administration, Accounting BSBA and Finance BSBA from the University of Central Florida and is a licensed Certified Public Accountant.
Robyn Tannenbaum	Mrs. Tannenbaum has served as our President since March 2023, prior to which she served as our Managing Director, Head of Origination and Investor Relations since July 2020. Mrs. Tannenbaum has served as the President of SUNS since February 2024. Mrs. Tannenbaum has over 7 years’ experience focusing on mergers and acquisitions and leveraged loans to healthcare companies. Additionally, she has 8 years of experience as an investor relations professional within the finance industry. Mrs. Tannenbaum formerly served as Head of Investor Relations at Fifth Street from March 2014 to October 2017 and as a Vice President in Healthcare mergers and acquisitions at CIT Group Inc. from July 2007 to March 2014. Subsequent to her time at Fifth Street, from October 2017 through July 2020, she founded and worked at REC Investor Relations, a boutique investor relations and marketing consulting firm advising healthcare and financial services companies. She graduated summa cum laude with a B.S. in Finance, with a concentration in Marketing and a Public Relations minor from Lehigh University.

Other than between Mr. Leonard Tannenbaum and Mrs. Robyn Tannenbaum, who are husband and wife, there are no family relationships between or among any of our executive officers or directors.

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Executive COMPENSATION

We do not have any employees nor do we intend to hire any employees who will be compensated directly by us. Our loans are sourced and overseen by the members of our senior team. Each of our executive officers, including each executive officer who serves as a director, is employed by our Manager and/or its affiliates and receives compensation for his or her services, including services performed on our behalf, from our Manager and/or its affiliates, as applicable, except we may award equity-based incentive awards for our executive officers under our 2020 Stock Incentive Plan. Instead, we pay our Manager the fees described under “Management Compensation” in our 2023 Annual Report on Form 10-K and we indirectly bear the costs of the compensation paid to certain of our executive officers through expense reimbursements we pay to our Manager or its affiliates, as applicable. Pursuant to our Management Agreement, we reimburse our Manager or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, our Manager’s personnel serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of our Manager by us), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers, based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by our Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of our Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of our Manager and its affiliates for purposes of expense reimbursement. Prior to our initial public offering, we were not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow, a former director and officer of the Company, or Mrs. Tannenbaum. For the 2023 and 2022 fiscal year, our Manager did not seek reimbursement for our allocable share of Mr. Kalikow and Mr. Tannenbaum’s compensation, but did seek reimbursement for our allocable share of Mrs. Tannenbaum’s compensation. Mrs. Tannenbaum did not receive any increase in base salary, bonuses or awards from our Manager or its affiliates in connection with her appointment as President of the Company. We do not currently, nor do we intend to, pay any compensation directly to our officers, except we may award equity-based incentive awards for our officers under our 2020 Stock Incentive Plan. Our executive officers are entitled to receive awards in the future under our 2020 Stock Incentive Plan.

On March 17, 2023, the Company appointed Mr. Hetzel to serve as its Chief Financial Officer and Treasurer in place of Brett Kaufman, effective as of such date, with Mr. Kaufman’s employment with the Manager terminated, effective as of April 17, 2023 (the “Separation Date”). In connection with his termination, Mr. Kaufman received (i) twelve (12) months’ worth of his current base salary, (ii) his annual target bonus, (iii) continued payment by our Manager of 100% of the COBRA premiums for him and his dependents for a period of twelve (12) months following his Separation Date, (iv) accelerated vesting of one (1) additional tranche of each of Mr. Kaufman’s outstanding equity awards, and (v) extension of the exercise period for Mr. Kaufman’s outstanding options until one (1) year following the Separation Date, contingent on Mr. Kaufman executing and not revoking a release of claims in favor of the Company.

Mr. Hetzel entered into an employment agreement with our Manager, dated as of January 3, 2023, which provides that, in the event of a termination of Mr. Hetzel’s employment by the Manager other than for “cause” (which includes a non-renewal of the employment agreement term by the Manager), or his resignation for “good reason”, he will be entitled to twelve (12) months’ worth of his then-current base salary.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	21

In connection with his appointment as Chief Executive Officer of the Company, Mr. Neville entered into an employment agreement with our Manager, dated as of October 30, 2023, which provides that, in the event of a termination of Mr. Neville’s employment by the Manager without “cause” (other than due to Mr. Neville’s death or “disability”), or his resignation for “good reason” (which includes a non-renewal of the employment agreement term by the Manager), Mr. Neville will be entitled to: (i) three months of base salary continuation; (ii) subject to Mr. Neville’s timely election of continuation coverage under COBRA, payment of 100% of medical, dental and vision premiums for Mr. Neville and his dependents for three months following the month in which the termination occurs; and (iii) the Company’s repurchase right with respect to Mr. Neville’s ownership of the Manager shall terminate and Mr. Neville’s restricted common stock award granted in connection with his commencement of employment shall fully vest.

The following table sets forth all compensation paid to or accrued by those named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal period presented.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Neville	2023	-	-	-	-	-	-	-	-
(Chief Executive Officer)
Leonard M. Tannenbaum(1)	2023	-	-	799,987	-	-	-	-	799,987
(Chief Investment Officer)	2022	-	-	-	731,300	-	-	-	731,300
Brandon Hetzel	2023	196,737	79,975	99,991	-	-	-	-	376,703
(Chief Financial Officer, effective March 2023)
Brett Kaufman(2)	2023	151,309	-	49,995	-	-	-	750,000	951,304
(Former Chief Financial Officer)	2022	474,611	232,355	-	7,313	-	-	-	714,279
Robyn Tannenbaum	2023	132,260	-	399,993	-	-	-	-	532,253
(President)	2022	123,126	-	-	73,130	-	-	-	196,256

(1) Mr. Tannenbaum does not take a salary from the Company.

(2) On March 17, 2023, Brett Kaufman, the Company’s former Chief Financial Officer and Treasurer, employment with the Company was terminated, effective April 17, 2023.

(3) The option award amounts reflected in the table and the grant-date values are computed in accordance with FASB ASC Topic 718 for the stock and option awards granted to the Named Executive Officers in the corresponding fiscal year based on the assumptions set forth in Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2024.

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Outstanding Equity Awards at 2023 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2023, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards							Stock Awards
										Equity Incentive Plan Awards
Name	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable		Equity Incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option Expiration date(1)	Number of shares that have not vested	Market value of shares that have not vested ($)	Number of unearned shares or other rights that have not vested	Market value of unearned shares or other rights that have not vested ($)
Daniel Neville	-		-		-	-	-	-	-	-	-

Leonard M. Tannenbaum	-		-		-	-	-	51,380(2)	799,987	-	-
	670,978(3)		-		-	14.71	8/12/2027	-	-	-	-
	105,980(3)		-		-	15.29	11/18/2027	-	-	-	-
	630,000(3)(4)		-		-	19.00	3/19/2028	-	-	-	-
	500,000(3)		-		-	20.18	1/11/2029	-	-	-	-
Brett Kaufman	-		-		-	-	-	-	-	-	-
Robyn Tannenbaum	-		-		-	-	-	25,690(2)	399,993	-	-
	20,160(5)		-		-	14.71	8/12/2027	-	-	-	-
	14,000(4)	(5)	-		-	19.00	3/19/2028	-	-	-	-
	50,000(5)		-		-	20.18	1/11/2029	-	-	-	-
Brandon Hetzel	-		-		-	-	-	6,422(2)	99,991	-	-
	-		-		-	-	-	1,238(6)	24,983	-	-
	2,333(7)		1,167(7)		-	15.29	11/18/2027	-	-	-	-
	2,333(7)	(4)	4,667(7)	(4)	-	19.00	3/19/2028	-	-	-	-

(1) Options granted pursuant to awards under our 2020 Stock Incentive Plan expire seven years following the grant date.

(2) Represents restricted stock granted under the Issuer's Stock Incentive Plan and shall vest over a three-year period with approximately 33% vesting on each of the first, second and third anniversaries of January 3, 2023, subject to early termination and adjustment as provided in the applicable restricted stock grant agreement.

(3) Mr. Tannenbaum was granted four separate awards of options exercisable into shares of Common Stock on August 12, 2020, November 18, 2020, March 19, 2021 and January 11, 2022, respectively, which were fully vested on each respective grant date and became exercisable following the initial public offering.

(4) Grant award of options in connection with the consummation of our initial public offering on March 19, 2021.

(5) Mrs. Tannenbaum was granted three separate awards of options exercisable into shares of Common Stock on August 12, 2020, March 19, 2021 and January 11, 2022, respectively, which were fully vested on each respective grant date and became exercisable following the initial public offering.

(6) Represents restricted stock granted under the Issuer's Stock Incentive Plan and shall vest over a four-year period with approximately 33% vesting on each of the second, third and fourth anniversaries of January 11, 2022, subject to early termination and adjustment as provided in the applicable restricted stock grant agreement.

(7) Mr. Hetzel was granted two separate awards of options exercisable into shares of Common Stock on November 18, 2020 and March 19, 2021, respectively, which each vest over a four-year period with approximately 33% vesting on each of the second, third and fourth anniversaries of the respective grant date.

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Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued as of December 31, 2023, under the 2020 Stock Incentive Plan, which is our only existing equity compensation plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column) (2)
Equity Compensation Plans Approved by Security Holders	2,168,952	$17.74	466,396
Equity Compensation Plans Not Approved by Security Holders	-	-	-
Total at December 31, 2023	2,168,952	$17.74	466,396

(1) Reflects the weighted-average exercise price of outstanding options granted under the 2020 Stock Incentive Plan.

(2) All of these shares remained available under our 2020 Stock Incentive Plan and may be used for any type of award authorized under our 2020 Stock Incentive Plan, including stock options, stock units, restricted stock and stock bonuses.

24	2024 PROXY STATEMENT | AFC GAMMA, INC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, our officer or employee.

DIRECTOR COMPENSATION

We pay each of our directors an annual cash retainer of $50,000 in equal quarterly payments. Each director is entitled to reimbursement of reasonable expenses associated with attending board meetings. However, we do not pay our directors any fees for attending individual board or committee meetings. The lead independent director receives an additional $15,000 annual cash retainer in equal quarterly payments. The Audit and Valuation Committee Chair receives an additional $25,000 annual cash retainer in equal quarterly payments. The Compensation Committee Chair receives an additional $10,000 annual cash retainer in equal quarterly payments. The Nominating and Corporate Governance Committee Chair receives an additional $5,000 annual cash retainer in equal quarterly payments. Directors must attend at least 75% of all meetings of the Board and all committees on which the director sits (including separate meetings of non-management directors or independent directors) in any specified fiscal year in order to be eligible to receive director compensation. If a director is also one of our executive officers, we will not pay any compensation to such person for services rendered as a director. Additionally, our directors are entitled to receive awards in the future under our 2020 Stock Incentive Plan.

The following table sets forth all compensation paid to or accrued by our directors for services rendered to us during the fiscal period presented.

Name	Year	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Thomas Harrison(2)	2023	75,000	14,994	-	89,994
Jodi H. Bond(3)	2023	50,000	14,994	-	64,994
James Fagan(4)	2023	12,500	14,997	-	27,497
Alexander Frank(5)	2023	80,000	14,994	-	94,994
Robert Levy(6)	2023	50,000	14,994	-	64,994
Marnie Sudnow(7)	2023	50,000	14,994	-	64,994

(1) The option award amounts reflected in the table are computed in accordance with FASB ASC Topic 718 based on assumptions set forth in Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2024.

(2) Fees earned includes additional annual retainer for service as the Lead Independent Director and Chair of the Compensation Committee. As of December 31, 2023, Mr. Harrison had vested options to purchase 6,400 shares of Common Stock and 963 unvested restricted stock awards scheduled to vest January 3, 2024.

(3) As of December 31, 2023, Ms. Bond had vested options to purchase 6,400 shares of Common Stock and 963 unvested restricted stock awards scheduled to vest January 3, 2024.

(4) Mr. Fagan was appointed to the Board in June 2023. As of December 31, 2023, Mr. Fagan had 1,159 unvested restricted stock awards scheduled to vest on June 20, 2024.

(5) Includes additional annual retainer for service as our Chair of the Audit and Valuation Committee and Nominating and Corporate Governance Committee. As of December 31, 2023, Mr. Frank had vested options to purchase 6,400 shares of Common Stock and 963 unvested restricted stock awards scheduled to vest January 3, 2024.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	25

(6) As of December 31, 2023, Mr. Levy had vested options to purchase 6,400 shares of Common Stock and 963 unvested restricted stock awards scheduled to vest January 3, 2024.

(7) As of December 31, 2023, Ms. Sudnow had vested options to purchase 5,000 shares of Common Stock and 963 unvested restricted stock awards scheduled to vest January 3, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock, as of March 26, 2024, by:

●	each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock;

●	each of our named executive officers and directors;

●	all of our current directors and executive officers as a group.

The information below is based on 20,667,094 shares of our Common Stock outstanding as of March 26, 2024.

We have determined beneficial ownership in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of Common Stock that such person or entity beneficially owns, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our Common Stock subject to options that are currently vested and exercisable held by that person, or that will become exercisable and vest within 60 days of March 26, 2024, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person.

26	2024 PROXY STATEMENT | AFC GAMMA, INC.

Name of Beneficial Owner (1)	Total Number of Shares Beneficially Owned	% of Common Stock
5% Shareholders
Leonard M. Tannenbaum (2)	5,651,596	25.0%
BlackRock, Inc. (3)	1,415,134	6.9%
Named Executive Officers and Directors
Leonard M. Tannenbaum (2)	5,651,596	25.0%
Daniel Neville (4)	-	—
Robyn Tannenbaum (5)	150,038	*
Brandon Hetzel (6)	33,116	*
Jodi Hanson Bond (7)	19,653	*
James Fagan (8)	28,961	*
Alexander C. Frank (9)	15,330	*
Thomas L. Harrison (10)	23,673	*
Robert Levy (11)	8,645	*
Marnie Sudnow (12)	7,245	*
All directors and executive officers as a group (10 persons) (13)	5,938,257	26.2%

    *Less than 1% of the outstanding shares.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL 33401.

(2) Includes (i) 3,744,638 shares of Common Stock and (ii) 1,906,958 shares of Common Stock which Mr. Tannenbaum has the right to acquire within 60 days of March 26, 2024 pursuant to outstanding and vested stock options.

(3) Beneficial and percentage ownership information is as of December 31, 2023 and is based on information reported on a Schedule 13G filed by Blackrock, Inc. with the SEC on January 26, 2024. The schedule indicates that Blackrock, Inc. has sole voting power over 1,415,134 shares of our Common Stock and sole dispositive power over 1,392,894 shares of our Common Stock. The business address of Blackrock, Inc. is 50 Hudson Yards, New York, New York 10001.

(4) Mr. Neville was appointed our Chief Executive Officer effective November 13, 2023.

(5) Includes (i) 65,878 shares of Common Stock and (ii) 84,160 shares of Common Stock which Mrs. Tannenbaum has the right to acquire within 60 days of March 26, 2024 pursuant to outstanding and vested stock options.

(6) Includes (i) 22,616 shares of Common Stock and (ii) 8,166 shares of Common Stock which Mr. Hetzel has the right to acquire within 60 days of March 26, 2024 pursuant to outstanding and vested stock options.

(7) Includes (i) 13,253 shares of Common Stock and (ii) 6,400 shares of Common Stock which Ms. Bond has the right to acquire within 60 days of March 26, 2024 pursuant to outstanding and vested stock options.

(8) Mr. Fagan was appointed our Board in June 2023. Includes (i) 2,441 shares of Common Stock and (ii) 26,520 shares of Common Stock held by Civic Reserve LLC, which is wholly owned by Mr. Fagan and his spouse.

(9) Includes (i) 8,930 shares of Common Stock and (ii) 6,400 shares of Common Stock which Mr. Frank has the right to acquire within 60 days of March 26, 2024 pursuant to outstanding and vested stock options.

(10) Includes (i) 17,273 shares of Common Stock and (ii) 6,400 shares of Common Stock which Mr. Harrison has the right to acquire within 60 days of March 26, 2024 pursuant to outstanding and vested stock options.

(11) Includes (i) 2,245 shares of Common Stock and (ii) 6,400 shares of Common Stock which Mr. Levy has the right to acquire within 60 days of March 26, 2024 pursuant to outstanding and vested stock options.

(12) Includes (i) 2,245 shares of Common Stock shares of Common Stock and (ii) 6,400 shares of Common Stock which Ms. Sudnow has the right to acquire within 60 days of March 26, 2024 pursuant to outstanding and vested stock options.

(13) Includes (i) 3,906,039 shares of Common Stock and (ii) up to 2,032,218 shares of Common Stock which our current executive officers and directors will have the right to acquire within 60 days of March 26, 2024 pursuant to outstanding and vested stock options.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	27

REPORT OF THE AUDIT AND VALUATION COMMITTEE

The Audit and Valuation Committee assists the Board in its oversight of the Company’s financial statements and reporting process and audit process. The Audit and Valuation Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit and Valuation Committee. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

The Audit and Valuation Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. CohnReznick LLP, the Company’s independent registered public accounting firm throughout 2022, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit and Valuation Committee has discussed with CohnReznick LLP the matters required to be discussed by the applicable requirements of the PCAOB and SEC. The Audit and Valuation Committee has received and reviewed the written disclosures and the letter from CohnReznick LLP required by applicable requirements of the PCAOB regarding CohnReznick LLP’s communications with the Audit and Valuation Committee concerning independence, and has discussed with CohnReznick LLP its independence.

Based on the review and discussions referred to above, the Audit and Valuation Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. The Audit and Valuation Committee also appointed CohnReznick LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and is seeking ratification of such appointment by the Company’s shareholders at the Annual Meeting.

AUDIT COMMITTEE

Alexander Frank (Chair)
Thomas Harrison
Robert Levy

April 5, 2024

The foregoing report of the Audit and Valuation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Valuation Committee of our Board of Directors has appointed CohnReznick LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. We are not required to submit the appointment of CohnReznick LLP for shareholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by our shareholders at the Annual Meeting as a matter of good corporate governance. If our shareholders do not ratify the appointment of CohnReznick LLP, the Audit and Valuation Committee will reconsider its appointment of CohnReznick LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the appointment is ratified, the Audit and Valuation Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Valuation Committee determines that such a change would be in our best interests and the best interests of our shareholders.

We expect one or more representatives of CohnReznick LLP to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed to us for the years ended December 31, 2022 and 2023 by our independent registered public accounting firm, CohnReznick LLP, are set forth below:

	2022	2023
Audit Fees(1)	$374,501	$319,300
Audit-Related Fees(2)	-	-
Tax Fees	54,180	68,800
All Other Fees	-	-
Total Fees	$428,681	$388,100

(1) Audit Fees represents the aggregate fees billed to us by CohnReznick LLP for professional services rendered for the audits of our financial statements for the year and period ended December 31, 2023 and 2022, respectively, and for procedures performed on our quarterly reports on Form 10-Q. During the year and period ended December 31, 2023 and 2022, respectively, Audit Fees also include services in preparation of consents and comfort letters that our auditor provided in connection with our equity and debt offerings.

(2) Audit-Related Fees represent fees billed for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the year and period ended December 31, 2023 and 2022, respectively, we did not incur any such Audit-Related Fees.

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PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Valuation Committee Pre-Approval Policies and Procedures

The Audit and Valuation Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence.

All services performed and related fees billed by CohnReznick LLP during 2023 and 2022 were pre-approved by the Audit and Valuation Committee pursuant to regulations of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CohnReznick LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR The YEAR ENDING December 31, 2024.

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TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Related Party Transactions

Our Board has adopted written related person transaction policies and procedures. The purpose of this policy is to describe the procedures used to identify, review, approve, disapprove, ratify and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) with related persons. Under this policy, the Audit and Valuation Committee is responsible for reviewing, approving or ratifying each related person transaction or proposed transaction, subject to certain exceptions. In determining whether to approve or ratify a related person transaction, the Audit and Valuation Committee or its chairperson, as applicable, will consider all relevant facts and circumstances of the related person transaction available and will approve only those related person transactions that are, under all of the circumstances, fair as to us, as the Audit and Valuation Committee or its chairperson, as applicable, determines in good faith.

Certain Relationships and Related Party Transactions

Since our formation, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties.

Management Agreement

Pursuant to our Management Agreement, our Manager, a Delaware limited liability company and wholly-owned subsidiary of Castleground Holdings LLC (f/k/a Advanced Flower Capital Management, LLC), which is an entity that is 75.0%, 10.0%, 3.0% and 1.6% beneficially owned by Mr. Tannenbaum, our Executive Chairman and Chief Investment Officer, Mrs. Tannenbaum, our President, Bernard D. Berman, a member of our Investment Committee and Mr. Neville, our Chief Executive Officer, respectively, manages our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board.

Our Manager receives Base Management Fees that are calculated and payable quarterly in arrears in cash, (i) in an amount equal to 0.375% of our Equity, determined as of the last day of each quarter, and (ii) will be reduced by only 50% of the aggregate amount of any Outside Fees, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans. Under no circumstances will the Base Management Fees be less than zero.

In addition to the Base Management Fees, our Manager receives Incentive Compensation with respect to each fiscal quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings (as defined in our Management Agreement), pursuant to the terms provided in our Management Agreement. To the extent earned by our Manager, the Incentive Compensation will be payable to our Manager quarterly in arrears in cash.

For the year ended December 31, 2023, we incurred fees payable to our manager for a Base Management Fee of approximately $3.7 million, which was net of a Base Management Fee Rebate of approximately $1.7 million. The Incentive Compensation fee payable to our Manager for the year ended December 31, 2023, was approximately $10.4 million.

We pay all of our costs and expenses and reimburse our Manager or its affiliates for expenses of our Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement. For the year ended December 31, 2023, our Manager was reimbursed for approximately $4.1 million for out-of-pocket costs incurred on our behalf.

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Our Management Agreement provides that, upon termination of our Management Agreement under certain circumstances, a Termination Fee will be payable to our Manager by us in an amount equal to three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination.

AFC Agent LLC

AFC Agent LLC (“AFC Agent”), an entity wholly-owned by Mr. and Mrs. Tannenbaum, serves as the administrative agent to the lenders under the majority of our credit facilities, including our co-investments. We do not pay any consideration to AFC Agent for its services as administrative agent under such credit facilities.

Investments in Loans

From time to time, we may co-invest in loans with other investment vehicles managed by our management or our affiliates, including our Manager, and their borrowers, including by means of splitting commitments, participating in loans or other means of syndicating loans. We are not obligated to provide, nor have we provided, any financial support to the other managed investment vehicles. As such, our risk is limited to the carrying value of our investment in any such loan. As of December 31, 2023, there were four co-invested loans held by us and an affiliate of ours. Two additional co-invested loans, with CRE Private Company A and CRE Private Company B, closed subsequent to December 31, 2023 as noted below.

Subsidiary of Private Company G Transactions

In September 2021, we entered into a second amended and restated credit agreement with Sub. of Private Co. G (“Sub. of Private Co. G Credit Agreement”) to, among other things, increase the total loan commitments by $53.4 million across three tranches, with $10.0 million of new loan commitments allocated to A BDC Warehouse, LLC (“ABW”), an affiliate of ours that is wholly-owned by Mr. and Mrs. Tannenbaum and a trust affiliated with Mr. and Mrs. Tannenbaum, and the remaining $43.4 million of new loan commitments allocated to us. ABW’s commitment was ultimately transferred to AFC Institutional Fund LLC (“AFCIF”), an entity beneficially owned in part by Mr. Tannenbaum, Mrs. Tannenbaum, and Jonathan Kalikow, our former Head of Real Estate and a former Director.

In August 2022, we entered into an amendment, pursuant to which we committed an additional $8.1 million under the Sub. of Private Co. G Credit Agreement. Following the expansion, we now hold $73.5 million in commitments, of which we have funded approximately $71.1 million in total principal amount. As part of the expansion, the interest rate increased from a blended weighted-average rate across three tranches of 13.7% to U.S. prime rate plus 10.3%, subject to a U.S. prime rate floor of 4.5%, per annum and the PIK interest decreased from a blended weighted-average rate across three tranches of 1.8% to 0.0% per annum. In addition, during 2022, there were various amendments to the Sub. of Private Co. G Credit Agreement, including, among other things, (i) pushing out the date for commencement of amortization payments from September 30, 2021 to October 1, 2023, (ii) increasing the amount of monthly amortization payments, (iii) changing the exit fee from 10% (reduced to 5% upon the satisfaction of certain criteria) to $8.35 million, a portion of which was paid upon execution of the amendment, (iv) adding a prepayment premium, (v) requiring the borrowers to make certain cash equity capital contributions, (vi) permitting 75% of accrued cash interest to instead be paid in kind for four months and (vii) including an excess cash flow sweep.

In April 2023, the Sub. of Private Co. G Credit Agreement was amended to, among other things and subject to certain terms and conditions, (i) amend certain cash equity capital contribution requirements, (ii) add additional real property to the collateral, (iii) extend the draw period, (iv) permit 75% of accrued cash interest due and owing to instead be paid in kind until and including the payment due May 1, 2023, subject to a monthly fee, and (v) modify the excess cash flow sweep. In September 2023, we entered into a forbearance agreement with Sub. of Private Co. G. pursuant to which we agreed to forbear from exercising certain remedies as a result of certain defaults under the Sub. of Private Co. G Credit Agreement. In exchange for such forbearance, Sub. of Private Co. G agreed to, among other things, sell certain assets, including certain collateral, the proceeds of which will be applied to the outstanding obligations under Sub. of Private Co. G Credit Agreement, to provide certain additional collateral, and to contribute additional cash equity to be held in escrow by AFC Agent. During the fourth quarter of 2023, AFC Agent received $1.5 million from the sale of some of the collateral assets of Sub. of Private Co. G, of which approximately $1.3 million was allocated to us and applied to the outstanding interest balance. We placed Subsidiary of Private Company G on non-accrual effective December 1, 2023 and will recognize income related to loan activity only upon receipt of cash.

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In March 2024, we entered into a forbearance agreement with Subsidiary of Private Company G, pursuant to which we agreed to forbear from exercising certain remedies as a result of certain events of default under the credit agreement and under the forbearance agreement entered into with Subsidiary of Private Company G in September 2023. In exchange for such forbearance, Subsidiary of Private Company G agreed to, among other things, (i) contribute additional cash equity in an aggregate amount of not less than $3.0 million before April 30, 2024, (ii) sell certain assets, the proceeds of which will be applied to pay down outstanding obligations under the credit agreement, (iii) enter into a management services agreement with a third party with respect to Subsidiary of Private Company G’s operations in Pennsylvania, (iv) enter into a consulting or similar agreement with a third party with respect to Subsidiary of Private Company G’s operations in New Jersey, and (v) deliver additional reporting requirements. In addition, the existing credit agreement was amended by the forbearance agreement entered into with Subsidiary of Private Company G to, for the remaining life of the loan (so long as Subsidiary of Private Company G complies with its obligations under the forbearance agreement), (a) remove the financial covenants, (b) revise the existing cash flow sweep such that 75% of excess cash flow is paid toward current interest, accrued interest, lender expenses and principal, (c) change the interest rate on the loans to 12.5% per annum, a minimum portion of which is payable in cash pursuant to the excess cash flow sweep, and the remainder of which, if any, is paid in kind, and (d) remove required amortization payments.

The aggregate amount of cash interest and PIK interest earned by us for the year ended December 31, 2023, was approximately $6.2 million and $3.9 million, respectively. The maturity date of the Sub. of Private Co. G Credit Agreement is May 1, 2026.

Private Company A Transactions

Private Company A Credit Agreement

On July 31, 2020, we acquired an interest in the credit facility with Private Company A (the “Original Private Company A Credit Facility”) pursuant to which we and one other lender initially held senior secured term loan commitments in an aggregate principal amount of $40.0 million, of which our loan commitment constituted $32.0 million in principal amount. On October 23, 2020, we entered into an amendment to the Original Private Company A Credit Facility (the “Private Company A Amendment”) to, among other things, increase our loan commitment under the Original Private Company A Credit Facility by $2.0 million to an aggregate loan commitment of $34.0 million in principal amount.

In July 2021, Flower Loan Holdco, LLC (“FLH”), an affiliated entity in which Mr. Tannenbaum is the majority ultimate beneficial owner, purchased a third-party lender’s interest in such lender’s $8.5 million portion of the loan to Private Company A under the Original Private Company A Credit Facility, and we had a 30-day option to purchase such interest from FLH. We, Private Company A and our Manager, as agent for the lenders under the Original Private Company A Credit Facility (in such capacity, the “Agent”), concurrently amended and restated the Original Private Company A Credit Facility (the “A&R Private Company A Credit Facility”) to, among other things, add an additional tranche of loans, which increased the aggregate loan commitments thereunder by $30.0 million, $10.0 million of which our Manager syndicated to ABW, and $20.0 million of which was to be held by a designee of the Agent, subject to the satisfaction of certain conditions precedent. The A&R Private Company A Credit Facility included an upfront fee of 4.0% on the aggregate amount funded of the original tranche of term loans payable on the closing date of the original tranche of term loans and an unused line fee of 2.0% of the amount of any unfunded portion of the term loans payable annually. In connection with certain financing accommodations, a fee of $750,000 was payable to the Agent by the borrower on the closing date thereof. The A&R Private Company A Credit Facility also included an original issue discount (“OID”) of $0.2 million payable on the closing date of the A&R Private Company A Credit Facility and $0.4 million payable to lenders subject to the satisfaction of certain conditions precedent.

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In September 2021, we entered into (i) the September Loan Assignment with FLH, Private Company A and our Manager, as the agent, pursuant to which we acquired FLH’s interest in the $8.5 million portion of the loan to Private Company A, for a purchase price of approximately $8.5 million (which equaled the outstanding principal amount of the loan plus any accrued and unpaid interest and less any unaccreted original issue discount) and (ii) the September Commitment Assignment with our Manager, pursuant to which our Manager assigned to us its commitment to make loans to Private Company A under the A&R Private Company A Credit Facility in a principal amount of up to $20.0 million, which was funded in September 2021. We did not pay any consideration to our Manager for our acquisition of our Manager’s loan commitments under the A&R Private Company A Credit Facility pursuant to the September Commitment Assignment.

In December 2021, the A&R Private Company A Credit Facility was amended to among other things, (i) replace our Manager with AFC Agent, as the agent under the A&R Private Company A Credit Facility and (ii) add an additional tranche of loans, which increased the aggregate loan commitments thereunder by $20.0 million, which our Manager syndicated to FLH and two third party lenders (the “December Amendments”). Our total loan commitments to Private Company A did not change as a result of the December Amendments. In connection with the December Amendments, the then-existing lenders under the A&R Private Company A Credit Facility received an aggregate amendment fee of $0.5 million, distributed pro rata among such lenders in accordance with their then-existing loan commitments.

Separately, FLH entered into a new credit facility with Private Company A and a third-party lender in July 2021, under which Private Company A could draw up to $40.0 million in bridge term loans (the “Bridge Facility”) secured by collateral separate from collateral securing the A&R Private Company A Credit Facility. The Bridge Facility was repaid in full in October 2021. In connection with the Bridge Facility and a related equity raise by Private Company A, our Manager or its designees (i) were entitled to appoint three of the seven members of Private Company A’s board of directors and (ii) received warrants to purchase common stock of Private Company A in an amount representing 5.1% of the equity interest of Private Company A on a fully-diluted basis. In connection with the equity raise by Private Company A, an investment vehicle controlled by Mr. Kalikow, our former Head of Real Estate and a former director, acquired approximately 11.3% of the equity interest of Private Company A on a fully-diluted basis. As of December 31, 2023, Mr. Kalikow beneficially held or controlled, through investment vehicles and the Manager, a total of approximately 12.5% of Private Company A’s equity interest on a fully-diluted basis. As of December 31, 2023, Mr. Tannenbaum beneficially held approximately 22.6% of Private Company A’s equity interest on a fully-diluted basis through investment vehicles and the Manager, which amount reflects four separate acquisitions of equity of Private Company A by Mr. Tannenbaum, through various investment vehicles, from third-party stockholders and purchase of stock directly from Private Company A.

In February 2022, the A&R Private Company A Credit Facility was amended to, among other things, increase the total loan commitments by $16.3 million in a fourth tranche senior term loan, with approximately $15.3 million allocated to the Company and approximately $1.0 million allocated to a third-party lender.

In November 2022, the A&R Private Company A Credit Facility was amended to, among other things, increase the total loan commitments by $10.0 million in a fifth tranche senior term loan, with approximately $7.1 million allocated to the Company, $1.4 million allocated to FLH and the remaining $1.5 million allocated to a third-party lender.

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In March 2023, the A&R Private Company A Credit Facility was amended to, among other things and subject to certain terms and conditions, (i) increase the interest rate of certain tranches such that the facility has a uniform interest rate of 13.0% across certain tranches; (ii) reprioritize the allocation of principal and interest payments to first be applied to a specific tranche under the facility; and (iii) establish the requirement for a blocked account to hold the cash proceeds from the sale of certain assets and distribute such proceeds to the lenders. In October 2023, AFC Agent delivered a notice of default to Private Company A based on certain financial and other covenant defaults and began charging additional default interest of 5.0%, beginning as of July 1, 2023, in accordance with the terms of the Private Company A Credit Facility. In November 2023, Private Company A was placed into receivership to maintain the borrower’s operations and maximize value for the benefit of its creditors. The court-appointed receiver began liquidating certain assets for the benefit of the creditors. The aggregate amount of cash interest and PIK interest earned by us for the year ended December 31, 2023 was approximately $9.3 million and $2.3 million, respectively. Each tranche of the terms loans includes an exit fee of 4.0% (excluding any unfunded portions of the additional tranche term loan amount), except for the third tranche, which includes an exit fee of 2.00% (excluding any unfunded portions of the additional tranche term loan amount). The maturity date of the A&R Private Company A Credit Facility is May 8, 2024.

AFC Agent, as the agent under the A&R Private Company A Credit Facility, earns an agent fee equal to 1.0% per annum on the outstanding principal amount of each tranche, which is payable by Private Company A annually. We do not pay any consideration to AFC Agent for its services as administrative agent under such credit facility.

During the year ended December 31, 2023, AFC Agent received approximately $48.2 million in total loan principal prepayments and $1.4 million in related exit fees from the borrower’s sale of some of its collateral assets, of which approximately $34.7 million in principal prepayments and $1.1 million in related exit fees were allocated to us relating to our pro rata portion of the A&R Private Company A Credit Facility and was applied to the outstanding principal balance. As of December 31, 2023, our outstanding principal balance under the A&R Private Company A Credit Facility was approximately $53.4 million.

Private Company I Credit Agreement

On July 14, 2021, we entered into a credit agreement with Private Company I pursuant to which we and ABW, provided a senior secured loan facility (the “Private Company I Credit Facility”) in an aggregate principal amount of approximately $15.5 million. ABW’s commitment was ultimately transferred to AFCIF. AFCIF holds approximately one-third of the loan’s aggregate principal amount as of December 31, 2023. On April 1, 2022, our investment in the senior secured loan to Private Company I was transferred to TRS1.

The Private Company I Credit Facility bears interest at per annum rates of (i) 12.0% plus Secured Overnight Financing Rate (“SOFR”), payable in cash, and (ii) 4.5%, payable in kind (except to the extent amended as discussed further below). The Private Company I Credit Facility also contains an exit fee of 3.0%, an agent fee of 1.0% per annum of the outstanding term loan amount and OID of 4.0%. The aggregate amount of cash interest and PIK interest earned by the Company for the year ended December 31, 2023 was approximately $0.6 million and $0.3 million, respectively. The maturity date of the Private Company I Credit Facility is August 1, 2026.

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In May 2022, the Private Company I Credit Facility was amended to, among other things, increase the aggregate loan commitment by approximately $0.1 million, such that the loan commitment of TRS1 is approximately $10.4 million. In connection with the amendment, TRS1 also agreed to waive certain financial covenants for one fiscal quarter and amend the minimum net income financial covenant for certain fiscal quarters, subject to certain terms and conditions, including payment of an amendment fee. In October 2022, TRS1 entered into an amendment with Private Company I to, among other things, and subject to an amendment fee and certain terms and conditions, (i) increase the aggregate loan commitment by approximately $0.1 million, such that the loan commitment of TRS1 is approximately $10.5 million, (ii) waive certain financial covenants for one fiscal quarter, (iii) defer certain principal payments, (iv) permit 50% of cash interest to instead be paid in kind for four months and (v) increase the interest rate for interest paid in kind. In January 2023, TRS1 agreed, subject to certain terms and conditions (including payment of full cash interest, rather than partial PIK interest, which was previously agreed to), to defer an upcoming principal payment. In March 2023, TRS1 agreed, subject to an amendment fee and certain terms and conditions, to defer an upcoming principal payment and permit a portion of an upcoming cash interest payment to instead be paid in kind.

In May 2023, Private Company I failed to pay its full principal and interest payments due May 1, 2023. AFC Agent promptly delivered a notice of an event of default based on this payment default and certain other defaults under Private Company I Credit Facility, accelerated all obligations due thereunder and subsequently initiated a foreclosing procedure in the State of Maryland. In June 2023, we sold two-thirds of the Private Company I Credit Facility at par plus accrued interest to a multi-state cannabis operator and we have a put right on the remaining one-third immediately prior to the transfer of one of the borrower’s cannabis licenses. As of December 31, 2023, our outstanding principal balance under the Private Company I Credit Facility was approximately $3.8 million.

Subsidiary of Public Company H Credit Agreement

In December 2021, we entered into a credit agreement with Sub. of Public Company H (“Sub. of Public Company H Credit Agreement”), pursuant to which we, together with ABW and a third-party lender, provided the Subsidiary of Public Company H with a $100.0 million senior secured credit facility. Of the aggregate $100.0 million in loan commitments, we committed $60.0 million, ABW committed $10.0 million, and a third-party lender committed $30.0 million of the aggregate principal amount. ABW’s commitment was ultimately transferred to AFCIF. The Sub. of Public Company H Credit Agreement contains an unused line fee of 3.0% per annum of the unused amount of the commitments, an agent fee of 0.75% per annum of the outstanding term loan amount and OID of 4.0%.

In October 2022, the Sub. of Public Company H Credit Agreement was amended to, among other things, increase the total loan commitment by $50.0 million, of which $30.0 million of the new loan commitment was allocated pro rata to the Company, $5.0 million was allocated to AFCIF and the remaining $15.0 million was allocated to a third-party lender. As part of the expansion, the interest rate increased from a fixed rate of 9.8% to U.S. prime rate plus 5.8%, subject to a U.S. prime rate floor of 5.5%. The maturity date of the Sub. of Public Company H Credit Facility is January 1, 2026.

In April 2023, the Sub. of Public Company H Credit Agreement was amended to, among other things, (i) reduce the total loan commitment by $10.0 million ratably amongst the lenders, including us, of which $6.0 million of the reduced commitment was allocated to us and $9.0 million of additional principal was funded by us, (ii) strengthen the real estate coverage covenants and (iii) require certain conditions precedent be met prior to disbursing funds to construction projects.

As of December 31, 2023, the aggregate principal amount outstanding under the Sub. of Public Company H Credit Agreement was approximately $84.0 million. The aggregate amount of cash interest earned by us for the year ended December 31, 2023 was approximately $12.3 million.

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Agreements Involving Sunrise Realty Trust, Inc. (“SUNS”)

Following the spin-off (the “Spin-Off”) of our commercial real estate portfolio into an independent, publicly traded REIT, named Sunrise Realty Trust, Inc. (“SUNS”). SUNS will be externally managed by Sunrise Manager LLC (“SUNS Manager”), an investment adviser with overlapping ownership to our Manager, and will be 75.0%, 10.0%, 3.0% and 1.6% beneficially owned by Mr. Tannenbaum, Mrs. Tannenbaum, Mr. Berman and Mr. Neville, respectively. Concurrently with the completion of the Spin-Off SUNS will enter into a management agreement with SUNS Manager (the “SUNS Management Agreement”). SUNS Manager will receive Base Management Fees that are calculated and payable quarterly in arrears in cash, (i) in an amount equal to 0.375% of SUNS Equity, determined as of the last day of each quarter, and (ii) will be reduced by only 50% of the aggregate amount of any Outside Fees, including any agency fees relating to SUNS’ loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by SUNS Manager and paid by third parties in connection with SUNS Manager’s due diligence of potential loans. Under no circumstances will the Base Management Fees be less than zero. In addition to the Base Management Fees, SUNS Manager will receive Incentive Compensation with respect to each fiscal quarter (or portion thereof that the SUNS Management Agreement is in effect) based upon SUNS’ achievement of targeted levels of Core Earnings (as defined in the SUNS Management Agreement), pursuant to the terms provided in the SUNS Management Agreement. To the extent earned by SUNS Manager, the Incentive Compensation will be payable to SUNS Manager quarterly in arrears in cash. SUNS Manager also intends to enter into an administrative services agreement with TCG Services, a wholly-owned entity of the Tannenbaum Capital Group, an entity which is 79% and 10% beneficially owned by Mr. and Mrs. Tannenbaum, respectively, that will set forth the terms on which TCG Services will provide certain administrative services.

In January 2024, SUNS and an affiliated entity with Mr. and Mrs. Tannenbaum, of which they beneficially own 85.3% and 0.9%, respectively, that was syndicated by the affiliate purchased an aggregate of approximately $56.4 million in loan commitments in a secured mezzanine loan facility with CRE Private Company A, of which approximately $28.2 million was funded by SUNS and another approximately $28.2 million was funded by the affiliated entity. SUNS and the affiliated entity are each 50.0% syndicate lenders in the secured mezzanine loan facility. The lenders have a right to convert the mezzanine loan to a first priority mortgage loan after the repayment of the existing senior loan and subject to certain other terms and conditions. Prior to the most recent amendment, the secured mezzanine loan bore interest at an annual rate of SOFR plus a 15.31% spread, subject to a SOFR floor of 2.42%. At the end of February 2024, the Company and the affiliated entity entered into an amendment to the secured mezzanine loan with CRE Private Company A, which among other things, (1) extended the maturity date to May 31, 2024, (2) removed the option to extend the maturity date and (3) increased the SOFR floor from 2.42% to 4.00%.

In January 2024, SUNS and the affiliated entity entered into a secured mezzanine loan facility with CRE Private Company B that was syndicated by the affiliate, consisting of an aggregate of approximately $56.4 million in loan commitments, of which approximately $20.7 million of principal was funded by SUNS as a result of its participation interest in the loan and another approximately $20.7 million of principal was funded by the affiliated entity. The secured mezzanine loan commitments were purchased by SUNS and the affiliated entity at a discount of 1.0% for a net funding amount of approximately $20.4 million each, respectively. Approximately $15.0 million was established as an unfunded commitment, available to be drawn to pay interest on the secured mezzanine loan, of which SUNS is responsible for $7.5 million. SUNS and the affiliated entity are each 50.0% syndicate lenders in the secured mezzanine loan facility. The secured mezzanine loan bears interest at an annual fixed rate of 13.00% and matures in May 2027.

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	37

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to shareholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such shareholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095.

ANNUAL REPORT TO SHAREHOLDERS

Our 2023 Annual Report is available on our corporate website at https://investors.afcgamma.com and on the Internet at www.proxyvote.com. For shareholders receiving a Notice of Internet Availability, instructions on how to request a printed copy of our proxy materials and 2023 Annual Report are included in the Notice of Internet Availability. Shareholders receiving a printed copy of this Proxy Statement have also received a copy of our 2023 Annual Report. We will provide, without charge, a copy of our 2023 Annual Report for the year ended December 31, 2023 (including the financial statements but excluding the exhibits thereto) upon the written request of any shareholder or beneficial owner of our Common Stock. Requests should be directed to our Secretary, at the following address:

AFC Gamma, Inc.
525 Okeechobee Blvd., Suite 1650
West Palm Beach, FL, 33401

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.

For your proposal to be considered for inclusion in our proxy statement for the 2025 annual meeting of shareholders, your written proposal must be received by our Secretary at our principal executive offices no later than December 10, 2024, and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. If we change the date of the 2025 annual meeting of shareholders by more than 30 days from the anniversary of this year’s Annual Meeting, your written proposal must be received a reasonable time before we begin to print and mail our proxy materials for the 2025 annual meeting of shareholders.

Shareholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials.

If you intend to nominate an individual for election to our Board of Directors at our 2025 annual meeting of shareholders or wish to present a proposal at the 2025 annual meeting of shareholders but do not intend for such proposal to be included in the proxy statement for such meeting, our Bylaws require that, among other things, shareholders give written notice of the nomination or proposal to our Secretary at our principal executive offices than no later than 5:00 p.m. Eastern Time on January 23, 2025 (the 120th day before the first anniversary of the date of the preceding year’s annual meeting) nor earlier than December 24, 2024 (the 150th day before the first anniversary of the date of the preceding year’s annual meeting) for the Annual Meeting. Notwithstanding the foregoing, in the event that we change the date of the 2025 annual meeting of shareholders to a date that is more than 30 days before the anniversary of the Annual Meeting, written notice by a shareholder must be given no earlier than the 150th day prior to the date of the 2025 annual meeting of shareholders and no later than 5:00 p.m. Eastern Time on the later of (i) the 120th day prior to the date of the 2025 annual meeting of shareholders or (ii) the tenth day following the day on which public announcement of the 2025 annual meeting of shareholders is made. Shareholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Article II, Section 11 of our Bylaws will not be acted upon at the 2025 annual meeting of shareholders.

38	2024 PROXY STATEMENT | AFC GAMMA, INC.

In addition, a shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 annual meeting of shareholder must deliver written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025. If we change the date of the 2025 annual meeting of shareholder by more than 30 days from the date of this year’s Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2025 annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2025 annual meeting of shareholder is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) instead of a printed copy of this Proxy Statement and our 2023 Annual Report. The Notice of Internet Availability contains instructions on how shareholders can access those documents over the Internet and vote their shares. The Notice of Internet Availability also contains instructions on how each of those shareholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2023 Annual Report and a proxy card or voting instruction form. All shareholders who do not receive a Notice of Internet Availability or a copy of the proxy materials by email will receive a printed copy of the proxy materials by mail. We believe this process will expedite shareholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice of Internet Availability to our shareholders on or about April 9, 2024. For shareholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2023 Annual Report on or about April 9, 2024.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

Proposal 1:	To elect Leonard M. Tannenbaum and Thomas L. Harrison as Class I directors to serve until our Company’s 2027 annual meeting of shareholders and until their respective successors are duly elected and qualified.

Proposal 2:	To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2024.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	39

Shareholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends that you vote your shares:

Proposal 1:	“FOR ALL” of the director nominees named in this Proxy Statement to be elected to the Board of Directors.

Proposal 2:	“FOR” the ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2024.

Who is entitled to vote?

Only shareholders of record at the close of business on March 26, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 20,667,094 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between a “beneficial owner” and a “shareholder of record”?

Whether you are a “beneficial owner” or a “shareholder of record” with respect to your shares depends on how you hold your shares:

●	Beneficial Owners. Most of our shareholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.

●	Shareholders of Record. If you hold shares directly in your name with our stock transfer agent, Continental Stock Transfer & Trust Company, you are considered the “shareholder of record” with respect to those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a proxy card, have been sent directly to you by the Company.

How can I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Only shareholders and our invited guests are invited to attend the Annual Meeting. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/AFCG2024. Our virtual annual meeting allows shareholders to submit questions and comments during the 15 minutes prior to the meeting and during the meeting. After all proposals are presented at the meeting and to the extent time allows, we will spend a few minutes responding to appropriate shareholder questions submitted during the Annual Meeting. All questions must comply with the meeting’s rules of conduct, which will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we may answer them in writing on our investor relations website, at https://investors.afcgamma.com soon after the meeting. If we receive substantially similar questions may be grouped together with a single response to avoid repetition.

40	2024 PROXY STATEMENT | AFC GAMMA, INC.

The Annual Meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin 15 minutes prior to the meeting and you should allow ample time for the check-in procedures.

How do I access and participate in the Annual Meeting?

You will need the control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. If you do not have your control number, you will not be able to access the Annual Meeting.

The virtual meeting host will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting web portal. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

Why is the Company holding the Annual Meeting virtually?

We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our shareholders and the Company. Hosting a virtual meeting enables increased shareholder attendance and participation since shareholders can participate and ask questions from any location around the world. In comparison to typical in-person meetings, we believe the virtual meeting format enables more meaningful engagement and a greater level of information sharing with a broader group of shareholders. Our shareholders will be afforded equivalent opportunities to participate during the virtual-format Annual Meeting as they would at a typical in-person annual meeting of shareholders.

How do I vote?

●	Beneficial Owners. If you hold your shares of Common Stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

●	Shareholders of Record. If you hold your shares of Common Stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of Common Stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

●	During the Meeting. If you plan to vote at the Annual Meeting, you will be given the opportunity to do so by following the instructions available on the Annual Meeting website.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	41

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a shareholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on May 22, 2024 in order for your shares to be voted at the Annual Meeting. If you are a shareholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you are a beneficial owner of shares of our Common Stock, you will also need to refer to any other deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

How can I revoke or change my vote after I submitted my proxy?

●	Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for revoking or changing your vote.

●	Shareholders of Record. If you are a shareholder of record, you may change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

○	signing and returning a new proxy card with a later date;

○	submitting a later-dated vote by telephone or via the Internet - only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on May 23, 2024, will be counted;

○	participating in the Annual Meeting live via the Internet and voting your shares electronically at the Annual Meeting; or

○	delivering a written revocation to our Secretary at 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL 33401 to be received before the voting at the Annual Meeting.

How will my shares be voted if I do not provide specific voting instructions?

If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions on one or more of the proposals, then Mr. Brandon Hetzel and Mr. Gabriel Katz, as the persons named as proxy holders in the proxy card, will vote your shares in the manner recommended by the Board on those proposals as presented in this Proxy Statement.

If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions only on certain “routine” matters. Proposal 2 (Ratification of appointment of CohnReznick LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. Proposal 1 (Election of Directors) is considered non-routine. Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 2, but will not be permitted to vote your shares on Proposal 1. If your broker exercises this discretion, your shares will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute broker non-votes on Proposal 1 and will not be counted in determining the outcome of that item.

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the persons named as proxy holders in the proxy card, in their discretion, on such matters. We do not presently know of any other business that may come before the Annual Meeting.

42	2024 PROXY STATEMENT | AFC GAMMA, INC.

What constitutes a quorum to conduct business at the Annual Meeting?

The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. Broker non-votes (as discussed above) will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, our Bylaws provide that the Annual Meeting may be adjourned by the chairperson.

What vote is required to approve each of the proposals?

Each share of our Common Stock outstanding at the close of business on the Record Date is entitled to one vote on each of the two director nominees and one vote on each other matter that may be presented for consideration and action by the shareholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR ALL of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any of the nominees. Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, the two director nominees receiving the highest number of affirmative votes will be elected as Class I directors to serve until the 2027 annual meeting of shareholders and until their respective successors are duly elected and qualified.

For purposes of Proposal 2 (ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Please be aware that Proposal 2 is advisory only and is not binding on the Company. Our Board of Directors will consider the outcome of the votes on this item in considering what action, if any, should be taken in response to the advisory vote by shareholders.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

For Proposal 1 (Election of Directors), shares voted “WITHHOLD” and broker non-votes will not be counted in determining the outcome of a director nominee’s election. For Proposal 2 (Ratification of appointment of CohnReznick LLP as our independent registered public accounting firm), a vote to “ABSTAIN” with respect to such proposals is not treated as a vote cast and will not be counted in determining the outcome of the vote on the proposal. No broker non-votes are expected on Proposal 2.

Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, the Notice of Internet Availability, this Proxy Statement and form of proxy and the 2023 Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies and holding our virtual meeting of shareholders will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We will also reimburse brokers or other persons holding our Common Stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

AFC GAMMA, INC. | 2024 PROXY STATEMENT	43

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 22, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/AFCG2024**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 22, 2024. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

The Board of Directors recommends you vote FOR proposal 1:

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

Nominees

01) Leonard M. Tannenbaum 02) Thomas L. Harrison

The Board of Directors recommends you vote FOR proposal 2:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000638262_1 R1.0.0.6

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

**AFC GAMMA, INC.**
**Annual Meeting of Shareholders**
**May 23, 2024 at 10:00 AM ET**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Brandon Hetzel and Gabriel A. Katz, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AFC GAMMA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 23, 2024, virtually at www.virtualshareholdermeeting.com/AFCG2024, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

0000638262_2 R1.0.0.6

**Continued and to be signed on reverse side**